Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement Nos. 333-283503 and 333-284641 on Form N-2 of our report dated March 10, 2025, relating to the financial statements of Great Elm Capital Corp. appearing in this Annual Report on Form 10-K of Great Elm Capital Corp. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 10, 2025